                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant / /
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                      Mitchell Energy & Development Corp.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                      MITCHELL ENERGY & DEVELOPMENT CORP.


                  [MITCHELL ENERGY & DEVELOPMENT CORP. LOGO]


                    2001 TIMBERLOCH PLACE -- P. O. BOX 4000
                        THE WOODLANDS, TEXAS 77387-4000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 26, 1996

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of MITCHELL ENERGY & DEVELOPMENT CORP. (the "Company") will be held at The Woodlands Executive Conference Center and Resort, 2301 North Millbend Drive, The Woodlands, Texas 77380, on Wednesday, June 26, 1996, at 10:00 A.M. Central Daylight Time, for the following purposes:

          1. To elect a Board of thirteen (13) directors;

          2. To consider and act upon a proposal to approve the adoption of the Company's 1995 Stock Option Plan, as described in the accompanying Proxy Statement and set forth in Exhibit A thereto;

          3. To consider and act upon a proposal to appoint Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 31, 1997; and

          4. To transact such other business as may properly come before the meeting.

     Holders of both Class A Common Stock and Class B Common Stock are entitled to notice of the Annual Meeting; however, only holders of Class A Common Stock of record at the close of business on May 8, 1996, are entitled to vote at the Annual Meeting or any adjournment or adjournments thereof.

     Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

     CLASS A COMMON STOCKHOLDERS:

     PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE VOTING OF SUCH PROXY.

     A copy of the Annual Report to Stockholders for the fiscal year ended January 31, 1996, has preceded this Notice and Proxy Statement.

                                            By Order of the Board of Directors,

                                            /s/ THOMAS P. BATTLE

                                            Secretary
May 17, 1996

                      MITCHELL ENERGY & DEVELOPMENT CORP.
                    2001 TIMBERLOCH PLACE -- P. O. BOX 4000
                        THE WOODLANDS, TEXAS 77387-4000

                                PROXY STATEMENT

                    SOLICITATION AND REVOCABILITY OF PROXIES

     Proxies are being solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 26, 1996, and at any adjournment or adjournments thereof. In addition to mailing proxy materials, such solicitations may be in person or by telephone by directors, officers or employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse banks, nominees, and agents of the stockholders for reasonable costs incurred by them in sending proxy materials to beneficial owners of the Company's Class A Common Stock and its Class B Common Stock (collectively, "Common Stock"). The entire cost of soliciting proxies in the accompanying form will be borne by the Company.

     This Proxy Statement and the proxy cards are first being mailed to stockholders on or about May 17, 1996.

     A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING OF SUCH PROXY BY THE SUBSEQUENT EXECUTION AND SUBMISSION OF A REVISED PROXY, BY WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, OR BY VOTING IN PERSON AT THE MEETING.

                               VOTING OF PROXIES

     It is the policy of this Company to provide stockholders complete privacy in voting. Proxy cards are returned in envelopes to our independent tabulating agent, who receives, inspects, and tabulates the proxies. Voted proxies are not seen by nor reported to the Company, except in aggregate number and in limited circumstances.

     The proxy card accompanying the Proxy Statement mailed to each stockholder of record of the Company's Class A Common Stock at the close of business on May 8, 1996, is designed to permit such stockholder to vote in the election of directors and on the proposals described in this statement. It provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors, or to abstain from voting for any proposal if so desired.

     The proxy card specifies Bernard F. Clark, Vice Chairman of the Company, and Thomas P. Battle, General Counsel and Secretary of the Company, to vote all shares represented by proxies returned to the Company. A stockholder wishing to name as his proxy someone other than those designated on such proxy card may do so by crossing out the names of the two designated proxies and inserting the name of the person he wishes to act as his proxy. In that case, it will be necessary for the stockholder to sign the proxy and deliver it to the person named and for the person so named to be present and vote at the meeting. Proxy cards so changed should not be mailed to the Company.

     When a stockholder's proxy card specifies a choice with respect to a matter being voted upon, the shares will be voted accordingly. If no such specifications are made, the shares will be voted for the election of all nominees as directors, in favor of the adoption of the 1995 Stock Option Plan, in favor of the appointment of Arthur Andersen LLP as the Company's independent public accountants, and in accordance with the discretion of the person voting it with respect to any other business properly before the meeting. The election of directors, the adoption of the 1995 Stock Option Plan, and the ratification of the appointment of Arthur Andersen LLP as independent public accountants will require the affirmative vote of a majority of the shares of Class A Common Stock voting in person or by proxy at the Annual Meeting, assuming a quorum is present. The Bylaws of the Company require, for a quorum, the presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of capital stock of the Company entitled to vote. Thus, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote, although they will be counted in the determination of a quorum.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only holders of record of shares of Class A Common Stock of the Company at the close of business on May 8, 1996 are entitled to vote at the Annual Meeting or any adjournment or adjournments thereof, each share having one vote on each matter to be presented at the Annual Meeting. There were 23,086,414 shares of the Company's Class A Common Stock outstanding on the record date.

     To the knowledge of the Company, the only person owning beneficially more than five percent of the Company's outstanding Class A Common Stock, its only class of outstanding voting securities, as of March 15, 1996 is as set forth in the following table:

                                                                     TOTAL AMOUNT
                                                                      OF CLASS A
                                                                     COMMON STOCK
                                                                     BENEFICIALLY   PERCENT
                           NAME AND ADDRESS                             OWNED       OF CLASS
    ---------------------------------------------------------------  ------------   --------
    George P. Mitchell.............................................   14,726,604*     63.4%
      2001 Timberloch Place
      The Woodlands, Texas

- ---------------

(*) See notes (a) and (b) to the table under "Security Ownership of Management."

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of each class of the Company's Common Stock owned beneficially by each of its directors and nominees for director, by its executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of March 15, 1996:

                                               TOTAL AMOUNT                  TOTAL AMOUNT
                                                OF CLASS A                    OF CLASS B
                                               COMMON STOCK                  COMMON STOCK
                                               BENEFICIALLY     PERCENT      BENEFICIALLY     PERCENT
                    NAME                         OWNED(a)      OF CLASS A      OWNED(a)      OF CLASS B
- ---------------------------------------------  ------------    ----------    ------------    ----------
Robert Baldwin...............................          500        *                   --        *
Bernard F. Clark.............................       40,571(c)     *               45,571(c)     *
William D. Eberle............................          599        *                  599        *
Roger L. Galatas.............................       10,750        *                4,200        *
Shaker A. Khayatt............................          266(d)     *                  266(d)     *
Ben F. Love..................................        2,500        *                2,500        *
Walter A. Lubanko............................        4,000        *                4,000        *
George P. Mitchell...........................   14,726,604(b)     63.4%       13,726,604(b)     47.6%
J. Todd Mitchell.............................       16,739        *               16,739        *
M. Kent Mitchell.............................       24,348        *               24,348        *
Constantine S. Nicandros.....................        2,000        *                   --        *
Philip S. Smith..............................           --        *                   --        *
W. D. Stevens................................       23,250        *               20,750        *
Allen J. Tarbutton, Jr. .....................       20,768        *               21,179        *
Raymond L. Watson............................        2,500        *                2,500        *
J. McDonald Williams.........................           --        *                2,500        *
All directors and executive officers as a
  group (17 persons).........................   14,884,161(b-e)   64.1%       13,880,532(b-e)   48.1%

- ---------------

  * Less than 1%.

(a) Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company's directors and officers and their respective spouses, if any.

(b) Includes shares held by George P. Mitchell's wife (511,253 Class A and 511,253 Class B), as to which Mr. Mitchell disclaims beneficial ownership.

(c)  Includes shares held by Mr. Clark's wife (16,172 Class A and 21,172 Class
     B), as to which Mr. Clark disclaims beneficial ownership.

(d) Includes shares held by Mr. Khayatt's wife (266 Class A and 266 Class B), as to which Mr. Khayatt disclaims beneficial ownership.

(e) Includes shares which certain officers have a right to acquire within 60 days following March 15, 1996 by exercising stock options. The following shares underlying such unexercised options were added to the holdings of each of the following executive officers: Mr. Galatas -- 3,000 Class A and 3,000 Class B; Mr. Stevens -- 20,000 Class A and 20,000 Class B; Mr. Tarbutton -- 8,100 Class A and 8,100 Class B and all executive officers as a group 39,850 Class A and 39,850 Class B. No director or nominee for director (other than Mr. Stevens) has the right to acquire any shares within such 60 day period.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Thirteen directors are to be elected and qualified, for a term commencing on the date of this Annual Meeting and continuing until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. Each nominee listed below currently serves as a member of the Company's Board of Directors and was elected at the Annual Meeting held on June 28, 1995 except for Constantine S. Nicandros who was elected by the Company's Board of Directors as of March 1, 1996 for a term of office continuing until the Annual Meeting of Stockholders. In the event that any nominee for director should become unavailable to serve, it is intended that votes will be cast, pursuant to the proxy card, for such substitute nominee as may be nominated by the Board of Directors. The Company has no present knowledge that any of the nominees will be unable to serve.

     The nominees for directors are as follows:

                                                   PRINCIPAL OCCUPATION AND              DIRECTOR
             NAME                 AGE     BUSINESS EXPERIENCE DURING PAST FIVE YEARS      SINCE
- ------------------------------    ---     -------------------------------------------    --------
Robert W. Baldwin.............    75      Consultant (Energy/Management); President        1983
                                          of Gulf Refining and Marketing Company, a
                                          division of Gulf Oil Corp., 1975-1981

Bernard F. Clark..............    74      Vice Chairman of the Board of the Company        1962

William D. Eberle.............    72      Chairman of the Board of Manchester              1976
                                          Associates, venture capital consulting,
                                          since 1977; Of Counsel on trade issues to
                                          Kaye, Scholar, Fierman, Hays and Handler,
                                          attorneys-at-law, since 1993

Shaker A. Khayatt.............    60      President and Chief Executive Officer of         1972
                                          Khayatt and Company, Inc., investment
                                          banking, since 1979

Ben F. Love...................    71      Advisory Director of Texas Commerce Bank         1990
                                          N.A., since 1995; Chairman and Chief
                                          Executive Officer of Texas Commerce
                                          Bancshares, Inc., 1972-1989

Walter A. Lubanko.............    70      Chairman and President of W. A. Lubanko &        1972
                                          Co., Inc., investment banking, since 1977

                                                   PRINCIPAL OCCUPATION AND              DIRECTOR
             NAME                 AGE     BUSINESS EXPERIENCE DURING PAST FIVE YEARS      SINCE
- ------------------------------    ---     -------------------------------------------    --------
George P. Mitchell............    76      Chairman of the Board and Chief Executive        1947
                                          Officer of the Company

J. Todd Mitchell..............    37      President of The Discovery Bay Company, a        1993
                                          seismic data analysis software company,
                                          since 1992; President of and geologist for
                                          Dolomite Resources, Inc., a mineral
                                          exploration and investments company, since
                                          1987

M. Kent Mitchell..............    43      President and Chief Executive Officer of         1988
                                          Bald Head Island Management, Inc., real
                                          estate development and sales, since 1983

Constantine S. Nicandros......    62      Chairman of CSN and Company, an investment       1996
                                          and consulting firm, since 1996; Chairman,
                                          President and Chief Executive Officer of
                                          Conoco Inc., 1987- February, 1996; Vice
                                          Chairman of E.I. du Pont de Nemours and
                                          Company, 1991-February, 1996

W. D. Stevens.................    61      President and Chief Operating Officer of         1992
                                          the Company since January 3, 1994;
                                          President of Exxon Company, U.S.A.,
                                          1988-February 1, 1992

Raymond L. Watson.............    69      Chairman of the Executive Committee of the       1983
                                          Board of Directors of The Walt Disney
                                          Company, entertainment company, since 1984;
                                          Vice Chairman of The Irvine Co., real
                                          estate development, since 1986

J. McDonald Williams..........    54      Chairman of Trammell Crow Company, real          1994
                                          estate services, since August 1994;
                                          President and Chief Executive Officer of
                                          Trammell Crow Company, 1990-1994; Managing
                                          Partner of Trammell Crow Company, 1977-1990

     There are no family relationships by blood, marriage or adoption between any nominee for director or any of the executive officers of the Company, except that J. Todd Mitchell and M. Kent Mitchell are sons of George P. Mitchell.

     The nominees for directors hold the following directorships in other public corporations: William D. Eberle -- America Service Group, Ampco-Pittsburgh Corp., Fibreboard Corporation, Mid-States, PLC, Showscan Entertainment, Inc., and Sirrom Capital Corporation; Shaker A. Khayatt -- American Capital Management, Inc.; Ben F. Love -- Burlington Northern, Santa Fe Corp. and El Paso Natural Gas Company; Constantine S. Nicandros -- Cooper Industries, Inc., Keystone International, Inc. and Texas Commerce Bank National Association; Raymond L. Watson -- The Walt Disney Company and Tejon Ranch Company; and J. McDonald Williams -- A. H. Belo Corporation.

     George P. Mitchell could be deemed to be a control person with respect to the Company by virtue of his ownership of Common Stock of the Company.

     During the Company's fiscal year ended January 31, 1993, Eprotek Inc., a company of which Shaker A. Khayatt was secretary, filed a petition under federal bankruptcy laws. During the past five years, approximately 60 out of about 1800 real estate partnerships in which J. McDonald Williams is or has been a general partner are or were involved in Chapter 11 bankruptcy proceedings. Mr. Williams' ownership interest in such partnerships resulted from his role as a managing general partner of Trammell Crow Company.

     The Company's Board of Directors has an Audit Committee which consisted during all or part of the Company's fiscal year ended January 31, 1996 (hereinafter "fiscal 1996") of Ben F. Love, Walter A. Lubanko, Raymond L. Watson and J. McDonald Williams. During fiscal 1996, the Audit Committee met five times. The functions performed by the Audit Committee include reviewing the nature of the services rendered by the Company's independent public accountants, relating to both auditing and nonauditing services. The Committee also reviews, with representatives of the independent public accountants, the scope of the independent public accountants' audit of the Company's financial statements, results of those audits, and any weaknesses in internal accounting controls identified by the independent public accountants in the course of their audit. The Committee each year recommends to the Board of Directors the appointment of a firm of independent public accountants for the coming year, and reviews the various other presentations and reports to the Board of Directors relating to accounting matters and financial statements.

     The Company's Board of Directors has a Compensation Committee which consisted during all or part of fiscal 1996 of Robert W. Baldwin, William D. Eberle, Shaker A. Khayatt and M. Kent Mitchell. During fiscal 1996, the Compensation Committee met four times. As stated in its Report on Executive Compensation beginning at page 10 of this Proxy Statement, the Compensation Committee establishes policies with respect to compensation for executives, determines pay levels for senior executives including all named executive officers, reviews compensation levels for all other members of Company senior management, and sets and monitors overall compensation and benefits programs and policies for the Company's entire work force.

     The Company's Board of Directors has an Executive Committee which consists of Ben F. Love, William D. Eberle, M. Kent Mitchell, J. Todd Mitchell and W. D. Stevens. The Executive Committee met two times during fiscal 1996. The function of the Executive Committee is to (i) select and nominate successor(s) to George
P. Mitchell in the event he were disabled or otherwise unable to function as Chairman of the Board and Chief Executive Officer of the Company, (ii) nominate individuals to serve as directors of the Company, and (iii) perform such other functions as are delegated to it by the Board. The Committee will consider stockholder recommendations for director sent to the Executive Committee, c/o Thomas P. Battle, Secretary, Mitchell Energy & Development Corp., P.O. Box 4000, The Woodlands, Texas 77387-4000.

     The Company's Board of Directors met seven times during fiscal 1996 and held two special telephonic meetings. Each director attended more than 75 percent of the aggregate number of meetings of directors and committees on which he served except for Raymond L. Watson.

     Currently, each director who is not an employee of the Company receives $47,500 a year for serving as a director and for serving as a member of one or more committees. Each director who is an employee of the Company receives $100 for each directors' meeting which he attends. All directors are reimbursed for any travel, lodging and other expenses incurred in connection with attending any meetings of directors or a committee. Additionally, the Company offers to pay the premium on a $100,000 term life insurance policy for any of its non-employee directors who choose to maintain such coverage. Currently the Company provides such insurance for three of its non-employee directors at an annual premium of $180 per policy.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered in all capacities during the fiscal years ended January 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                                                   ------------------------
                                                                   SECURITIES
                                                   ANNUAL          UNDERLYING
                                              COMPENSATION(a)        STOCK
                                             ------------------      OPTION         LTIP        ALL OTHER
                                   FISCAL    SALARY      BONUS       AWARDS      PAYOUTS(d)    COMPENSATION
     NAME/PRINCIPAL POSITION        YEAR       ($)        ($)         (#)           ($)            ($)
- ---------------------------------  ------    -------    -------    ----------    ----------    ------------
George P. Mitchell...............   1996     680,004    200,000       60,000(b)         --        237,365(e)
  Chairman and CEO                  1995     680,004    150,000           --            --        230,882(f)
                                    1994     650,004    150,000           --            --        283,135(g)

W. D. Stevens....................   1996     400,008    200,000       32,000(b)         --         24,600(h)
  President and Chief               1995     400,008    150,000           --            --         22,601(j)
  Operating Officer                 1994      33,334         --      120,000(c)         --             --

Philip S. Smith..................   1996     347,556     89,400       21,000(b)         --         20,853(k)
  Senior Vice President             1995     347,556     75,000           --            --         20,882(k)
                                    1994     331,008     68,900           --       236,738         19,309(k)

Roger L. Galatas.................   1996     287,400     82,000       16,500(b)     32,838         17,244(k)
  Senior Vice President             1995     287,400     75,000           --            --         17,244(k)
                                    1994     275,004     61,700           --       168,669         16,500(k)

Allen J. Tarbutton, Jr. .........   1996     286,008     83,400       16,500(b)         --         17,160(k)
  Senior Vice President             1995     286,008     75,000           --            --         17,160(k)
                                    1994     275,004     59,400           --       126,750         16,500(k)

- ---------------

(a) In accordance with Securities and Exchange Commission ("SEC") regulations, no amounts have been reported for perquisites and other personal benefits since the aggregate value of such items provided to each named officer was less than the lesser of 10% of his annual compensation or $50,000.

(b) These options were granted under the Company's 1995 Stock Option Plan, subject to stockholder approval of the plan, at an exercise price equal to the fair market value of the stock on the date of grant. Such options are exercisable within ten years from the date of grant and vest over a three-year period.

(c) These options were granted under the Company's 1989 Stock Option Plan at an exercise price equal to the fair market value of the stock on the date of grant. Such options are exercisable within ten years from the date of grant and vest over a five-year period.

(d) LTIP Payouts consist exclusively of cash payments under the Company's Bonus Unit plans.

(e) For Mr. Mitchell, this consists of amounts contributed toward his personal life insurance program ($210,000), rentals paid to him for business-related use of properties that he owns ($26,765) (see "Certain Transactions") and directors' meeting attendance fees ($600).

(f) For Mr. Mitchell, this consists of amounts contributed toward his personal life insurance program ($210,000), rentals paid to him for business-related use of properties that he owns ($20,282) (see "Certain Transactions") and directors' meeting attendance fees ($600).

(g) For Mr. Mitchell, this consists of amounts contributed toward his personal life insurance program ($210,000), rentals paid to him for business-related use of properties that he owns ($72,535) (see "Certain Transactions") and directors' meeting attendance fees ($600).

(h) For Mr. Stevens, this consists of Thrift and Savings Plan contributions ($24,000) and directors' meeting attendance fees ($600).

(i)  Not used.

(j) For Mr. Stevens, this consists of Thrift and Savings Plan contributions ($22,001) and directors' meeting attendance fees ($600).

(k) For the indicated persons, this consists exclusively of Thrift and Savings Plan contributions.

STOCK OPTIONS

     Options granted to the named executive officers were about 31% of the total number of options granted in fiscal 1996 and are conditioned upon stockholder approval of the Company's 1995 Stock Option Plan. All options granted will expire on the tenth anniversary of their respective grant dates and become exercisable over a three-year period. Option exercise prices were in all cases equal to the fair market value of a share of Class B Common Stock on the date the option was granted. The options have no value unless the Company's stock price appreciates and the recipient satisfies the applicable vesting requirements.

     The following table shows the stock options granted to the named executive officers during fiscal 1996 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named executive officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's Class B Common Stock. Also included in this table is the increase in value to all common shareholders using the same assumed rates of appreciation.

                          OPTION GRANTS IN FISCAL 1996

                                    INDIVIDUAL GRANTS
                     ------------------------------------------------
                                  PERCENT OF                            POTENTIAL REALIZABLE VALUE
                     NUMBER OF   TOTAL OPTIONS                              AT ASSUMED RATES OF
                     SECURITIES   GRANTED TO                             STOCK PRICE APPRECIATION
                     UNDERLYING  EMPLOYEES IN   EXERCISE                    FOR OPTION TERM(c)           GRANT
                      OPTIONS       FISCAL        PRICE    EXPIRATION  -----------------------------      DATE
        NAME         GRANTED(a)     YEAR(b)     PER SHARE     DATE          5%              10%         VALUE(d)
- -------------------  ----------  -------------  ---------  ----------  ------------    -------------    --------
George P. Mitchell...   60,000        12.6%      $17.625     6/28/05   $    665,040    $   1,685,400    $280,800
W. D. Stevens........   32,000         6.7        17.625     6/28/05        354,688          898,880     149,760
Philip S. Smith......   21,000         4.4        17.625     6/28/05        232,764          589,890      98,280
Roger L. Galatas.....   16,500         3.5        17.625     6/28/05        182,886          463,485      77,220
Allen J. Tarbutton,
  Jr.................   16,500         3.5        17.625     6/28/05        182,886          463,485      77,220

Increase in value to all common stockholders(e)......................   576,860,000    1,461,920,000

- ---------------

(a) The securities underlying the options are shares of Class B Common Stock.

(b) Based on the total number of options granted to employees under the 1995 Stock Option Plan.

(c) Calculated over a ten-year period, which is equal to the life of the options.

(d) Calculated using the Black-Scholes option pricing model, based on the Company's current dividend policy, volatility based on stock price data over the five years preceding the option grants (0.2758) and a risk-free interest rate (5.85%)which equaled -- at the time of the option grants -- the yield on U.S. Treasury Strips with a time to maturity that approximates the five-year estimated average life of the options. The result is a Black-Scholes option value of $4.68 per share. The Company does not believe that the values estimated by this model, or any other model, necessarily will be indicative of the values to be realized by an executive.

(e) Calculated using the $17.625 per share closing price of the Class B Common Stock on June 28, 1995 (the date when all the fiscal 1996 options were granted) and the total weighted average number of common shares outstanding during fiscal 1996.

     Shown below is information with respect to the number of stock options and stock appreciation rights ("SARs") exercised during fiscal 1996, the aggregate dollar value realized upon exercise, the total number of unexercised options and SARs, if any, held at January 31, 1996, and the aggregate dollar value of in-the-money, unexercised options and SARs, if any, held at January 31, 1996.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1996
                         AND YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS/SARS                  OPTIONS/SARS
                                  SHARES                     AT JANUARY 31, 1996           AT JANUARY 31, 1996
                                ACQUIRED ON    VALUE                 (#)                           ($)
                                 EXERCISE     REALIZED   ---------------------------   ---------------------------
             NAME                   (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  -----------   --------   -----------   -------------   -----------   -------------
G. P. Mitchell................         --           --          --         60,000           --              --
W. D. Stevens.................         --           --      40,000        112,000           --           8,000
P. S. Smith...................     15,000      143,438          --         21,000           --           5,250
R. L. Galatas*................      3,450       32,775       6,000         20,500           --           4,125
A. J. Tarbutton, Jr...........      3,000       26,750      16,200         27,300           --           4,125

- ---------------

* In addition, in January 1996 fully vested options (at $8.75 per share) covering 7,050 shares expired and were replaced with similarly priced, fully vested Bonus Units expiring in January 1997.

RETIREMENT PLAN

     Eligibility for participation in the Company's qualified Retirement Plan is extended to all employees (except those employees paid solely on a commission basis and employees of the hospitality subsidiary of the Company), including executive officers, on an equal basis, on each February 1 and August 1 immediately following the completion of one year of participation service. Pension benefits are determined by final average annual compensation where annual compensation is the sum of amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table.

                  1996 PENSION PLAN TABLE FOR PROXY DISCLOSURE

   AVERAGE ANNUAL
  COMPENSATION FOR      ANNUAL RETIREMENT INCOME AT AGE 65 EXPRESSED AS A STRAIGHT LIFE ANNUITY
   36 CONSECUTIVE      --------------------------------------------------------------------------
   MONTHS IN LAST
     120 MONTHS                                     YEARS OF SERVICE
      PRECEDING        --------------------------------------------------------------------------
     RETIREMENT           10         15         20         25         30         35         40
- ---------------------  --------   --------   --------   --------   --------   --------   --------
    $250,000.........  $ 54,016   $ 81,024   $108,032   $108,032   $120,033   $140,038   $154,705
    $300,000.........  $ 65,217   $ 97,825   $130,433   $130,433    144,834   $168,973   $186,573
    $400,000.........  $ 87,617   $131,426   $175,235   $175,235    194,435   $226,841   $250,308
    $450,000.........  $ 98,818   $148,226   $197,635   $197,635    219,236   $255,775   $282,176
    $500,000.........  $110,018   $165,027   $220,036   $220,036    244,037   $284,709   $314,044
    $600,000.........  $132,419   $198,628   $264,837   $264,837    293,638   $342,578   $377,779
    $700,000.........  $154,819   $232,229   $309,639   $309,639    343,240   $400,446   $441,514
    $800,000.........  $177,220   $265,830   $354,440   $354,440    392,841   $458,315   $505,250
    $900,000.........  $199,621   $299,431   $399,242   $399,242    442,443   $516,183   $568,985

     Eligible employees will receive a retirement benefit equal to the greater of the amounts computed under the following two benefit Formulas A and B upon retirement. The monthly benefit payable under Formula A is equal to 1.65% times average monthly compensation (defined as the average of the compensation received in the 36 highest-paid consecutive calendar months in the last 10 years of employment) plus 0.45% times average monthly compensation in excess of 150% of covered compensation (defined as the average of Social Security Wage Bases over the 35 years prior to the Social Security Retirement Age), such sum then being multiplied by the lesser of years of credited service or twenty years. The monthly benefit payable under Formula B is equal to 1.1% times average monthly compensation plus 0.45% times average monthly compensation in excess of 100% of covered compensation, such sum then being multiplied by years of credited service (up to 35 years of service). Under both formulas, accrued benefits are 100% vested after five years of credited service.

     The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended by the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") and the Tax Reform Act of 1986, currently limits (i) the maximum benefits payable or accruing under the Company's Retirement Plan and Thrift and Savings Plans on a combined annual basis, (ii) the total benefit payable under the Retirement Plan annually (currently $120,000), and (iii) the amount of compensation which can be included for benefit calculation purposes (currently $150,000). The Company has adopted supplemental arrangements on a non-qualified basis to provide that all employees be credited with the full benefit accruing to such individuals under the Retirement Plan notwithstanding such combined annual limitation, and to maintain for certain employees who may be affected by the annual benefit limit (for fiscal 1996, George P. Mitchell, Roger L. Galatas, Philip S. Smith, W. D. Stevens and Allen J. Tarbutton, Jr.) total benefits upon retirement at approximately the levels shown in the table set forth above.

     Based on certain assumptions (which includes Board of Directors' approval), illustrated above are the approximate annual benefits to which employees would become entitled upon retirement at age 65 under the Retirement Plan and the supplemental, non-qualified plans. The benefits set forth in the table reflect the greater of the Plan's two formulas, are computed on a straight life annuity basis, and would not be further reduced by Social Security income. For the individuals named in the Summary Compensation Table of this Proxy Statement, the credited years of service under the Retirement Plan, as of January 31, 1996, are as follows: George P. Mitchell, 47 years; Roger L. Galatas, 17 years; Philip S. Smith, 16 years; W. D. Stevens, 2 years; and Allen J. Tarbutton, Jr., 22 years.

     Federal law requires that any active employee start receiving his/her pension no later than the April 1 following the calendar year in which the age 70 1/2 is reached. Any such employee will continue to receive credit for any additional service rendered after age 70 1/2. For fiscal 1996, George P. Mitchell received pension payments from the Retirement Plan totaling $163,221 and payments from the supplemental non-qualified retirement plan of $333,727.

SUPPLEMENTARY LIFE INSURANCE AND OTHER AGREEMENTS

     The Company has an agreement with Philip S. Smith whereby the Company will pay to such officer or his estate an amount, up to a maximum of $250,000, upon the death of such officer or his retirement at or after age 65, provided he is still employed with the Company at his death or at age 65, whichever occurs first. The Company has purchased life insurance policies on such officer's life to insure against such risk. There was no cost to the Company for this policy for fiscal 1996 as a result of the prior conversion of such policy to universal life coverage.

SUPPLEMENTAL SURVIVING SPOUSE BENEFIT

     The Company also has an agreement with George P. Mitchell, whereby the Company will pay to Mr. Mitchell's surviving spouse, if any, a supplemental surviving spouse benefit in the event that Mr. Mitchell dies while still employed by the Company, or following termination of employment resulting from total and permanent disability. Such supplemental surviving spouse benefit shall be in an annual amount equal to the greater of (i) Mr. Mitchell's annual base salary from the Company in effect at the time of his death or as of the date he becomes totally and permanently disabled, or (ii) $625,000, and shall be payable until the earlier to occur of (i) 36 monthly installments or (ii) the death of such surviving spouse.

SEVERANCE COMPENSATION

     The Company has severance compensation agreements with Roger L. Galatas, Philip S. Smith and Allen J. Tarbutton, Jr. The terms of the severance agreements are invoked only in the event of a change of control (i.e., George P. Mitchell no longer holds majority voting control of the Company). Generally, if the executive is no longer employed in a substantially equivalent position and being paid a salary at least equivalent to the salary being paid immediately prior to the change of control ("Loss of Position"), the executive will receive an amount monthly ($9,600 for Mr. Galatas; $11,250 for Mr. Smith; $9,600 for Mr. Tarbutton) for 60 months following the Loss of Position. No payments for Loss of Position due to a change of control shall be owed or paid to an executive after he reaches the age of 66, or if he voluntarily severs employment with the Company for any reason other than Loss of Position or if the Company discharges such executive for cause.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, this Compensation Committee Report on Executive Compensation and the Cumulative Shareholder Return Graph on page 13 shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for administering compensation programs for the Company's executives. Responsibilities of the Committee include:

     - Establishing policies with respect to compensation for executives;

     - Determining pay levels for senior executives including all named executive officers;

     - Reviewing compensation levels for all other members of Company senior management; and

     - Setting and monitoring overall compensation and benefits programs and policies for the Company's entire workforce.

The Committee is comprised of four non-employee directors.

  Compensation Philosophy

     The Company's overall compensation philosophy is to provide executives with compensation opportunities which reflect:

     - Overall Company performance relative to historical performance, Company goals and objectives, and industry and national economic conditions;

     - Individual efforts and contributions which have added value to the success of the Company;

     - Competitive market pay levels and practices; and

     - Internal fairness issues.

     While the Committee considers pay levels and program practices of other companies of similar size and operating characteristics, pay levels for the Company's executives are necessarily a function of individual and Company performance, including expected future financial and operating conditions.

     The companies included in the industry groups in the Cumulative Shareholder Return Graph at page 13 are not exclusively the same companies with which the Company compares compensation practices and levels. By nature of the Company's diversified business operations, it must consider such practices in the Exploration and Production, Gas Services, and Real Estate industries in evaluating competitive salaries for individual executives. In choosing the companies with which to compare compensation levels and practices, the Company considers those companies with whom it competes for executive talent in each line of business.

     Furthermore, the results submitted by the independent consulting firm retained in fiscal 1995 to compare the Company's overall compensation program to the programs offered by such comparable companies, were reviewed in fiscal 1996. The review confirmed that the Company's relative mix of compensation components differed from other companies in that base salary is a larger proportion of the total, as contrasted to bonuses and/or stock related awards. The committee concluded that an increased portion of each executive's compensation should be "at risk" and thereby more closely tied to Company performance. Specifically, the Committee directed that base salaries for the executive group, including the named executives, should remain at current levels. Bonus awards were based upon targets for position levels linked to individual and Company performance. An annual long term incentive program was implemented in the new 1995 Stock Option Plan bringing the Company into a more competitive posture with comparable companies relative to option award timing, size and number of outstanding shares of the Company being made available for this purpose.

     In determining overall compensation, the Committee does not assign quantitative weight to different factors or follow mathematical formulae. Rather, the Committee exercises its discretion and makes a judgment after considering the factors it deems relevant. A discussion of each of the key elements of the Company's executive compensation program and the factors considered in setting each element follows. In determining any one element, the Committee necessarily considers the effect the element has on the total compensation package.

     [Note: Effective for tax years beginning on or after January 1, 1994,
Section 162(m) of the Internal Revenue Code (the "Code") limits the deductibility of certain compensation paid to the CEO and to each of the four highest paid executive officers who are employed at year end to $1 million per year. However, the policy of this Committee is to establish and maintain a compensation program which maximizes the creation of long-term shareholder value. In this regard, the Committee is obligated to the Board and to the shareholders of the Company to recognize and reward performance which increases the value of the Company. Accordingly, the Committee will continue to exercise discretion in those instances where a purely mechanical approach necessary under tax law considerations would compromise the interests of shareholders.]

  Base Salaries

     Base salaries for executive officer positions are determined in part by competitive pay practices. Each year, the Company obtains information through participation in industry specific executive compensation surveys conducted by independent consultants. The Committee analyzes the survey information and makes adjustments to reflect the Committee's assessment of individual performance, experience and scope of responsibility. Competitive analysis indicated in general that base salaries were above market yet total direct compensation (including bonuses) was at competitive levels. As base salaries are de-emphasized, annual bonus awards are necessary to maintain executive compensation at desired levels.

  Bonuses

     Executives are eligible to receive annual cash bonuses based on the overall performance of the Company, as well as individual contributions and performance. Bonuses are designed to reward performance, and as such, are not guaranteed.

     Awards are determined based on the Committee's discretionary assessment of performance. Some of the factors the Committee considers in its assessment include:

     - Revenue;

     - Divisional operating earnings;

     - Net earnings;

     - Reserve replacement; and

     - Expense reduction.

Bonuses are not based on specific achievement of predetermined criteria; rather the Committee considers all of the above factors, as well as the current and expected operating climate, when deciding on specific awards. This discretion allows the Committee to utilize its judgment in granting awards it believes truly reflect individual effort expended and the results produced by those efforts. For the named executives for fiscal 1996, a target percentage of salary was established based on the average of available competitive data for similar positions in comparable companies. In consideration of each of the above factors, actual, annualized bonus amounts paid in fiscal 1996 ranged from 54% to 111% of said targets.

  Long-Term Incentives

     Long-term incentives are provided pursuant to the Company's Stock Option Plans. Prior to fiscal 1993, such incentives were also provided to certain executive officers (but not the CEO) pursuant to Bonus Unit Plans. Both types of plans provide a direct link between shareholder return (through stock price appreciation) and long-term incentive compensation for executives. Awards are granted on an annual basis and at the sole discretion of the Committee.

  Stock Options

     The Company utilizes stock options as a method of aligning shareholder and executive interests. The criteria for determining individual awards include promotions, scope of responsibility and organizational level. Stock options granted to named executive officers during fiscal 1996 are set forth on page 7 of this Proxy Statement in the table entitled "Option Grants in Fiscal 1996." Upon review of the independent consulting firm's report, the Committee concluded that annual stock option grants should be awarded to executives, including the CEO, based upon multiples of their salaries similar to those used by comparable companies.

  Bonus Unit Plan

     In the past, the Company has also utilized Bonus Unit Plans as a part of its long-term incentive program for executives. Bonus units were last awarded to the named executives during fiscal 1992 except for a few special grants made to replace expired stock options, including a special grant to one of the named executive officers noted on page 8 in the table entitled "Aggregated Option/SAR Exercises in Fiscal 1996 and Year-end Option/SAR Values." In addition to strengthening the link between shareholders and executives, bonus units were granted to encourage executives to focus on the long-term success of the Company. Bonus units were awarded at a price equal to the price of the Company's stock on the date of grant. As the price of the Company's stock increases, the value of the bonus units also increases. If the price does not increase, the bonus units have no value. Generally, bonus units authorized by the Plan vest in equal installments over a five year period, and expire at the end of six years. After the units vest, executives and other unit holders may redeem, in cash, any appreciation in the value of the units. Any bonus units still outstanding at the expiration date of the award will be automatically redeemed. Approximately 89,000 bonus units remain available for grant under the 1991 Bonus Unit Plan and, in view of the Board of Directors' adoption of the 1995 Stock Option Plan, no further grants under the 1991 Bonus Unit Plan are contemplated.

  CEO Compensation

     The Committee is also responsible for establishing pay levels for the CEO. The compensation of the CEO reflects the same elements, and the Committee considers the same factors described for the other executives in determining the CEO's total compensation. A 1994 evaluation of Mr. Mitchell's total compensation against competitive data revealed that his pay approximated the 50th percentile of the total cash compensation of the CEOs of comparable companies. Mr. Mitchell's bonus award for fiscal 1996 was determined in much the same manner as the other named executives, with a target percentage of salary established based on available competitive data. In consideration of all factors, the actual amount paid to Mr. Mitchell was 54% of said target. Mr. Mitchell did not receive an increase in base salary during fiscal 1996. However, Mr. Mitchell was granted stock options for the first time in fiscal 1996 to bring his long-term compensation in line with CEOs of comparable companies.

     As the founder and majority owner of the Company, Mr. Mitchell has a significant portion of his wealth invested in the Company's stock. His significant stock ownership provides a strong incentive for Company management to maximize shareholder value.

     The Company contributes $210,000 per year toward Mr. Mitchell's personal life insurance program. Mr. Mitchell is currently receiving distributions from the Company's pension plan (as required by IRS regulations and based on previous contributions made on his behalf). No additional contributions are being made on Mr. Mitchell's behalf to the Company's Thrift and Savings Plan.

                                            Mr. Robert W. Baldwin
                                            Mr. William D. Eberle
                                            Mr. Shaker A. Khayatt
                                            Mr. M. Kent Mitchell

                      CUMULATIVE SHAREHOLDER RETURN GRAPH

     The following graph sets forth cumulative total shareholder return for the Company's voting Common Stock, the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Dow Jones Oil-Secondary Index for the years indicated as prescribed by SEC rules. The information contained in this graph is not necessarily indicative of future Company performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG MITCHELL ENERGY & DEVELOPMENT CORP., THE S&P 500 INDEX
                    AND THE DOW JONES OIL -- SECONDARY INDEX

                                 MITCHELL EN-
      MEASUREMENT PERIOD         ERGY & DEVEL-                   DOW JONES OIL
    (FISCAL YEAR COVERED)        OPMENT CORP.      S & P 500      -SECONDARY
    ---------------------        -------------     ---------     -------------
            1/91                     100             100             100
            1/92                      90             123              98
            1/93                     106             136             105
            1/94                     136             152             118
            1/95                     108             154             105
            1/96                     125             208             124

     * Total return for each of the last five fiscal years ending January 31. Assumes $100 was invested on January 31, 1991 in the Company's voting Common Stock or in the indicated index and that dividends were reinvested as received.

                                 CERTAIN TRANSACTIONS

     When the Company became a publicly owned corporation in 1972, it adopted a policy that it would not permit its officers and directors to compete with the Company in any manner and that it would not, on terms less favorable to the Company than could have been arranged with an unaffiliated third party, enter into any of the following transactions: (i) make loans to officers, directors or stockholders and (ii) sell to or purchase from its officers or directors any properties or interests therein. Management of the Company believes that all of the transactions summarized below are in keeping with this established policy.

     Prior to the time the Company became a publicly held corporation, George P. Mitchell acquired interests in several oil and gas properties in which the Company also owns interests and for which the Company is operator. The Company distributes to Mr. Mitchell his share of the revenues and charges him for his share of the costs and expenses associated with these oil and gas operations. For fiscal 1996, Mr. Mitchell's indebtedness to the Company on these oil and gas transactions also represented by open accounts may be summarized as follows:

    Largest aggregate indebtedness at any time during the period..............  $123,692
    Amount outstanding at January 31, 1996....................................  $123,692
    Rate of interest paid or charged on overdue accounts, if any...Chemical Bank prime +
      1%

These accounts are settled on a regular basis in accordance with customary business practices.

     During fiscal 1993, Mr. Mitchell sold his existing interest in certain of the oil and gas properties discussed in the preceding paragraph to Dolomite Resources, Inc. ("Dolomite"), a company which is owned equally by each of his ten children, including M. Kent Mitchell and J. Todd Mitchell. On March 1, 1996, effective as of August 1, 1995, the Company purchased all of Dolomite's interest in such oil and gas properties for a total purchase price of $650,000. For fiscal 1996, Dolomite's open account indebtedness to the Company related to these oil and gas transactions may be summarized as follows:

    Largest aggregate indebtedness at any time during the period..............  $162,928
    Amount outstanding at January 31, 1996....................................  $    -0-
    Rate of interest paid or charged on overdue accounts, if any...Chemical Bank prime +
      1%

These accounts are settled on a regular basis in accordance with customary business practices.

     G. Scott Mitchell, an adult son of George P. Mitchell, through LifeForms, Inc. ("LifeForms"), a company of which he is Secretary/Treasurer and in which he and his brother M. Kent Mitchell have a 44% ownership interest and a 5% ownership interest, respectively, during fiscal 1996 purchased 136 developed lots for residential development in The Woodlands from a subsidiary of the Company, at a total purchase price of $4,797,315. The price contracted for and paid and the terms of payment for each lot were comparable to those paid to the subsidiary by unrelated parties for similar lots in the same areas. Also during fiscal 1996, LifeForms paid $186,246 toward The Woodlands' participative builders' advertising program. In addition, LifeForms obtained construction mortgage financing from Mitchell Mortgage Company, a wholly owned subsidiary of the Company, in an aggregate amount of $17,956,000, which loans bear interest at an annual rate equal to two percent above the prevailing bank prime commercial loan rate, plus an additional one percent fee paid on amounts drawn under such loans. The outstanding principal amount of such loans was $2,442,000 as of January 31, 1996. Such advertising and financing arrangements with LifeForms are similar to arrangements with other builders in The Woodlands.

     Both GPM, Inc., a corporation wholly-owned by Mr. Mitchell, and Mrs. Mitchell lease space from a subsidiary of the Company. The total rent paid during fiscal 1996 was $71,489. In addition, the Company provides, at cost, various administrative services to GPM, Inc., including temporary personnel, telephone, property tax, insurance and legal services, and copier equipment, which during fiscal 1996 aggregated $197,089.

     GPM, Inc. is also included in the Company's high deductible Workers' Compensation program. During fiscal 1996, GPM, Inc. reimbursed the Company for claims and/or losses under such Workers' Compensation program in the amount of $175,806.

     During fiscal 1996, MBP Corp. and Eighteen Seventy Strand Corp., corporations wholly owned by George P. Mitchell, contracted with subsidiaries of the Company for construction management services in connection with the renovation and construction of properties owned by the corporations in an aggregate amount of $84,228.

     During fiscal 1996, the Company incurred business promotion charges in the amount of $117,323 at hotels owned by a company of Mr. Mitchell's in connection with the Galveston Mardi Gras celebration.

     The Company paid Mr. Mitchell rental reimbursements in the amount of $26,765 during fiscal 1996 for lodging expenses when he is out-of-town on Company-related business and for Company-related use of properties which he owns.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     M. Kent Mitchell, a director of the Company and a member of the Compensation Committee, has a 5% ownership interest in LifeForms and a 10% ownership interest in Dolomite. See "Certain Transactions" for a discussion of certain business transactions during fiscal 1996 between such companies and the Company.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16 of the Exchange Act ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the Securities and Exchange Commission by the Company's directors and executive officers. The Company is required to conduct a review and to identify in its proxy statement each director or officer who failed to file any required reports under Section 16 on a timely basis. To the Company's knowledge, all Section 16 reporting requirements applicable to its other directors and executive officers were complied with for fiscal 1996.

         PROPOSAL 2 -- ADOPTION OF THE COMPANY'S 1995 STOCK OPTION PLAN

     The Board of Directors of the Company adopted the Company's 1995 Stock Option Plan (the "1995 Plan"), to be effective as of June 28, 1995, subject to approval by the Company's stockholders.

     The 1995 Plan provides for the granting of Options (as defined in the 1995
Plan) to purchase shares of the Class B Common Stock of the Company. The 1995 Plan is designed to enable and encourage certain employees of the Company and its subsidiaries to develop a sense of personal involvement in the development and financial success of the Company. The Board of Directors believes that the 1995 Plan will encourage participants to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders, and will assist in attracting outstanding personnel in the future.

     The full text of the 1995 Plan is set forth in Exhibit A to this Proxy Statement, and the following summary description of the 1995 Plan is qualified by reference to the text thereof.

     Administration. The 1995 Plan will be administered by a Committee of the Board of Directors (the "Committee") comprised solely of two or more outside directors, within the meaning of Section 162(m) of the Code. The Committee shall have sole authority to select the individuals who are to be granted Options from among those eligible to participate in the 1995 Plan and to establish the number of shares which may be issued under each Option, provided, however, the maximum number of shares that may be subject to Options granted under the 1995 Plan to an individual optionee during any calendar year may not exceed 150,000 (subject to certain adjustments).

     Eligibility. Only individuals who are employees of the Company and its subsidiaries, including officers and directors who are also employees, are eligible to participate in the 1995 Plan. It is expected, however, that Options will generally be granted only to key managerial, professional and technical employees, which class represents approximately five percent (5%) of the employees of the Company. The Committee has discretion to increase the number of persons to receive Options. No Options may be granted under the 1995 Plan after June 27, 2005.

     The following table presents information concerning option grants to date under the 1995 Plan.

                  NEW PLAN BENEFITS -- 1995 STOCK OPTION PLAN

                                                                        DOLLAR          NUMBER
                      NAME/PRINCIPAL POSITION                           VALUE*        OF SHARES*
- --------------------------------------------------------------------  -----------     ----------
George P. Mitchell
  Chairman and CEO..................................................  $ 2,145,000       120,000
W. D. Stevens
  President and Chief Operating Officer.............................    1,379,625        77,000
Philip S. Smith
  Senior Vice President.............................................      750,750        42,000
Roger L. Galatas
  Senior Vice President.............................................      635,188        35,500
Allen J. Tarbutton, Jr.
  Senior Vice President.............................................      635,188        35,500
Executive Officer Group.............................................    5,974,751       334,000
Non-Executive Director Group........................................           --            --
Non-Executive Officer Employee Group................................   11,498,099       643,200

- ---------------

* This table includes information for Class B stock option grants made on June 28, 1995 and February 21, 1996, which were conditioned upon subsequent approval of the 1995 Plan by the Company's stockholders. The dollar value amounts are calculated using the quoted market values of the underlying stock at the close of business on the dates the options were granted ($17.625 on June 28, 1995 and $18.125 on February 21, 1996).

     Shares Subject to the 1995 Plan. A maximum of 2,500,000 shares of Class B Common Stock may be awarded under the 1995 Plan. Either shares which are authorized but unissued or previously issued shares reacquired by the Company may be utilized under the 1995 Plan in connection with exercises of options granted. The number of shares is subject to adjustments for changes in capitalization or in connection with certain corporate transactions. Any shares subject to Options which expire or terminate prior to being exercised in full may again be used for an Option under the 1995 Plan.

     Options. Options granted under the 1995 Plan may be either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). See "Federal Income Tax Consequences." The option prices will be fixed by the committee but shall not be less than the fair market value of the Class B Common Stock on the date of grant of an Option. No Option may be outstanding for more than ten years after its grant. Upon exercise of an Option, payment for shares may be made in cash, or, if the option document so provides, in shares of Class B Common Stock calculated based upon their fair market value as of the date of their delivery or, if the option document so provides, a combination of Class B Common Stock and cash, or by using the Company's "cashless exercise" program involving a more or less simultaneous purchase and sale of the option shares.

     Stock Appreciation Rights. Under the 1995 Plan, an Option may provide for the surrender of the right to purchase shares under the Option in return for payment in cash and/or shares of the Company's Class B Common Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the exercise price therefore, such right being commonly referred to as a "stock appreciation right" or "SAR". To date, none of the options granted include tandem SARs.

     Transferability. Options granted under the 1995 Plan are not transferable by the optionee otherwise than by will or the laws of descent and distribution and are exercisable during the lifetime of the optionee only by the optionee or the optionee's guardian or legal representative.

     Stockholder Status. Recipients of Options under the 1995 Plan do not have any rights as stockholders by virtue of the grant of an Option except with respect to shares of Class B Common Stock actually issued or delivered to such recipient.

     Termination, Suspension or Modification of the 1995 Plan. The Board of Directors may terminate, suspend, or modify the 1995 Plan at any time but may not, without authorization of the Company's stockholders, effect any changes (other than through adjustment for changes in capitalization or corporate transactions, as provided in the 1995 Plan) which decrease any authority granted to the Committee, materially increase the benefits accruing to participants under the 1995 Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the 1995 Plan, change the class of individuals eligible to receive Options under the 1995 Plan, or extend the term of the Plan.

     Federal Income Tax Consequences. Options to purchase shares of Common Stock under the 1995 Plan may be either ISOs or NQSOs. The purchase price under an ISO and an NQSO must be not less than the fair market value of the stock at the time the Option is granted. Under the 1995 Plan, the fair market value with respect to such shares shall be equal to the closing price of the Class B Common Stock on the New York Stock Exchange Composite Tape on the day on which an Option is granted.

     An Option designated as an ISO is intended to qualify as such under Section 422 of the Code. Thus, the aggregate fair market value, determined at the time of grant, of the shares with respect to which ISOs are exercisable for the first time by an individual during any calendar year may not exceed $100,000. NQSOs are not subject to this requirement.

     A participant under the 1995 Plan does not realize income for Federal income tax purposes as a result of (i) the grant of an ISO under the 1995 Plan or (ii) the exercise of an ISO under the 1995 Plan if the participant does not dispose of the acquired stock within the period ending on the later of two years from the date of grant or one year from the date of transfer of the shares to such participant upon exercise of such Option. The excess of the current fair market value of the Class B Common Stock over the exercise price is included as income for purposes of computing alternative minimum income tax. The Company is not entitled to a Federal income tax deduction upon the grant or exercise of an ISO. If the optionee of an ISO issued under the 1995 Plan disposes of the shares acquired thereunder prior to the expiration of the required holding period (later than two years from the date of grant of the Option or one year from the date of the transfer of the shares to such participant upon exercise of such Option), the optionee realizes ordinary taxable income in the year of disposition and the same amount is then deductible by the Company.

     Similarly, a participant realizes no income as a result of the grant of a NQSO under the 1995 Plan. However, a participant realizes ordinary income upon the exercise of the NQSO (or at the later date described below in the case of an officer) equal to the excess of the fair market value of the shares at the time of exercise (or at such later date in the case of an officer) over the option price. The Company is not entitled to a Federal income tax deduction upon the grant of the NQSO, but upon transfer of the shares to such participant upon its exercise (or at the later date described below in the case of an officer) an amount corresponding to the participant's taxable income becomes deductible by the Company. (According to Treasury regulations, allowance of Company deductions is dependent upon the Company's withholding of Federal income tax on the amount of income involved.) In general, when a participant realizes ordinary income pursuant to any of the above transactions, the Company would be entitled to a deduction corresponding to such income as long as the provisions of Section 162(m) of the Code do not limit such deduction.

     In the event compensation is paid in shares of Class B Common Stock, the fair market value of the shares of Class B Common Stock so received will be taxable to the employee as ordinary income, and will be subject to income tax withholding. The tax basis of any shares so received will be their fair market value on the date of their receipt.

     Under the Code, the receipt of shares of Class B Common Stock upon the exercise of an NQSO issued under the 1995 Plan or the receipt of compensation paid in shares of Class B Common Stock is not a taxable event for officers of the Company so long as sale of the stock at a profit would subject the officer to suit under Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act") (but no later than six months), unless the officer elects to be taxed at the date of receipt. If no such election is properly made, the tax consequences to the officer and to the Company with respect to such receipt of shares of Class B Common Stock will be determined under the foregoing rules as at the time the restriction under Section 16(b) of the 1934 Act lapses, based upon the market value of the shares of Class B Common Stock at that time; and the officer's tax holding period for the shares of Class B Common Stock will begin on the date of such lapse.

     The foregoing is only a summary of the principal tax consequences to the Company and the grantees from the grant and exercise of Options under the 1995 Plan.

     The adoption of this proposal requires an affirmative vote of a majority of the total number of votes cast at the Annual Meeting, either in person or by proxy. The Board of Directors and the management recommend a vote "FOR" the proposal.

          PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company proposes the appointment of Arthur Andersen LLP, independent public accountants, to audit the accounts of the Company for the fiscal year ending January 31, 1997. If the stockholders do not appoint Arthur Andersen LLP, the selection of independent public accountants will be made by the Board of Directors, and Arthur Andersen LLP may at that time be considered for such appointment.

     Arthur Andersen LLP has served as the Company's independent public accountants continuously since 1973. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and shall be accorded the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     To permit the Company and its stockholders to deal with stockholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Stockholders. In general, written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the stockholder submitting the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

     In order to be included in the proxy materials for the 1997 Annual Meeting, stockholder proposals must be received by the Company on or before January 18, 1997.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring any matter before the Annual Meeting other than those mentioned above. However, if any other matters should be properly presented to the meeting for action by the stockholders or should otherwise come before the meeting, it is intended that the holders of the proxies with discretionary authority to vote on such other matters will vote thereon in their discretion.

                                            By Order of the Board of Directors,

                                            /s/ THOMAS P. BATTLE

                                            Secretary

                                                                       EXHIBIT A

                      MITCHELL ENERGY & DEVELOPMENT CORP.

                             1995 STOCK OPTION PLAN

I. PURPOSE OF THE PLAN

     The MITCHELL ENERGY & DEVELOPMENT CORP. 1995 STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby certain employees of MITCHELL ENERGY & DEVELOPMENT CORP., a Texas corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may grant to certain employees ("Optionees") the option ("Option") to purchase shares of Class B Common Stock, par value $0.10, of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan may be either incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), ("Incentive Stock Options") or options which do not constitute Incentive Stock Options.

II. ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"), and the Committee shall be (a) comprised solely of two or more outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and (b) constituted so as to permit the Plan to comply with Rule 16b-3 ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Committee shall have sole authority to select the Optionees from among those individuals eligible hereunder and to establish the number of shares which may be issued under each Option; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an individual Optionee during any calendar year may not exceed 150,000 (subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are cancelled or repriced. In selecting the Optionees from among individuals eligible hereunder and in establishing the number of shares that may be issued under each Option, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Optionees, in establishing the number of shares which may be issued under each Option and in construing the provisions of the Plan shall be final.

III. OPTION AGREEMENTS

     (a) Each Option shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement") which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe; provided, that, except as provided in Subparagraph VIII(c) hereof, the Committee may retain final authority (i) to determine whether an Optionee shall be permitted, or (ii) to approve an election by an Optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Further, an Option Agreement may authorize and provide for an Optionee to exercise the Option and direct immediate market sale of any treasury Stock thereby acquired pursuant to an extension of credit by the Company to such Optionee for the aggregate exercise price and upon such other terms and conditions as the Committee may determine. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price.

     (b) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing price of the Stock reported on the New York Stock Exchange Composite Tape on that date; or, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

     (c) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

IV. ELIGIBILITY OF OPTIONEE

     Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted. Options may be granted to the same individual on more than one occasion. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.

V. SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 2,500,000 shares of Stock. No more than 500,000 shares of stock may be issued under Options granted under the Plan during 1995. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan to the extent permitted under Rule 16b-3. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

VI. OPTION PRICE

     The purchase price of Stock issued under each Option shall be determined by the Committee, but such purchase price shall not be less than the fair market value of Stock subject to the Option on the date the Option is granted.

VII. TERM OF PLAN

     The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company within twelve months thereafter. Notwithstanding any provision in this Plan or in any Option Agreement, no Option shall be exercisable prior to such shareholder approval. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph IX, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from the date of its adoption by the Board.

VIII. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. If prior to the expiration of an Option theretofore granted, the Company shall effect a spinoff of a subsidiary by issuance of shares of stock in the subsidiary to shareholders of the Company or effect any other transaction which essentially accomplishes the same result, the Committee shall adjust the exercise price of an Option to reflect any decrease in the value of the Stock resulting from such spinoff or transaction.

     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), provided, however, in the event of the death of George P. Mitchell, the majority shareholder of the Company and the Chief Executive Officer of the Company, the transfer of George P. Mitchell's shares of the Company's stock upon his death shall not result in or constitute a Corporate Change, no later than
(a) ten days after the approval by the shareholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (4) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option.

     (d) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or
(iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (e) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required shareholder action.

     (f) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

IX. AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such Optionee; and provided, further, that (i) the Board may not make any alteration or amendment which would decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3 and (ii) the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options under the Plan or extend the term of the Plan, without the approval of the shareholders of the Company.

X. SECURITIES LAWS

     (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time the offering of the shares covered by such Option have not been registered under the Securities Act of 1993 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

     (b) It is intended that the Plan and any grant of an Option made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.

                      MITCHELL ENERGY & DEVELOPMENT CORP.

                  [MITCHELL ENERGY & DEVELOPMENT CORP. LOGO]

                      MITCHELL ENERGY & DEVELOPMENT CORP.
                   PROXY SOLICITED BY BOARD OF DIRECTORS FOR
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 26, 1996


P       The undersigned hereby appoints Bernard F. Clark and Thomas P. Battle,
R    or either of them, as Proxies, with power of substitution, and authorizes
O    them, or either of them, to represent the undersigned at the Annual
X    Meeting of Stockholders of Mitchell Energy & Development Corp. to be held
Y on June 26, 1996, or any adjournment thereof, and to vote as follows the number of shares which the undersigned would be entitled to vote if personally present.
        This Proxy will be voted in accordance with your instructions or, if no instructions are indicated, will be voted for the election of all nominees as directors, in favor of the adoption of the 1995 Stock Option Plan, in favor of the appointment of Arthur Andersen LLP as the Company's independent public accountants, and in accordance with the discretion of the person voting it with respect to any other business properly before the meeting.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



- --------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                                                              Please mark
                                                            your votes as
                                                             indicated in /X/
                                                             this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSALS NOS. 2 AND 3.

1. Election of Directors
             FOR all nominees      WITHHOLD AUTHORITY
             listed (except as       to vote for all
         indicated to the contrary)  nominees listed

                  /X/                      /X/

Nominees: Robert W. Baldwin, Bernard F. Clark,
William D. Eberle, Shaker A. Khayatt, Ben
F. Love, Walter A. Lubanko, George P. Mitchell,
J. Todd Mitchell, M. Kent Mitchell,
Constantine S. Nicandros, W. D. Stevens,
Raymond L. Watson and J. McDonald Williams.

To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

__________________________________________________________________________


                                 FOR   AGAINST   ABSTAIN
2. The adoption of the Company's / /     / /       / /
   1995 Stock Option Plan.


3. The appointment of Arthur     / /     / /       / /
   Andersen LLP as the Company's
   independent public
   accountants.

4. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.


I plan to attend meeting.    / /


Signature(s)____________________________________________  Date ________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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